Exhibit 99.1

For further information, contact:
Sukhi Nagesh	Holly Zheng
Investor Relations	Media Relations
408-222-8373	408-222-9202
sukhi@marvell.com	hollyz@marvell.com

Marvell Technology Group Ltd. Reports Second Quarter of Fiscal Year 2014 Financial Results

Santa Clara, Calif. (August 22, 2013) — Marvell (NASDAQ: MRVL), a global leader in integrated silicon solutions, today reported financial results for the second quarter of fiscal year 2014, ended August 3, 2013.

Key 2Q FY2014 Financial Highlights

•	Revenue: $807 Million

•	GAAP Net Income: $62 Million

•	GAAP EPS: $0.12

•	Non-GAAP Net Income: $118 Million

•	Non-GAAP EPS: $0.23

•	Free Cash Flow: $65 Million

3Q FY2014 Financial Outlook

Marvell’s financial outlook does not include the potential impact of future share repurchases, pending litigation matters, business combinations, asset acquisitions or other investments that may be completed after August 21, 2013.

•	Revenue is expected to be in the range of $850 to $890 Million.

•	GAAP Gross Margin is expected to be in the range of 50.7% +/- 100 bps. Non-GAAP Gross Margin is expected to be in the range of 51% +/- 100 bps.

•	GAAP Operating Expenses are expected to be in the range of $370 Million +/- $10 Million. Non-GAAP Operating Expenses to be in the range of $315 Million +/- $10 Million.

•	GAAP EPS expected to be in the range of $0.15 +/- $0.02. Non-GAAP EPS expected to be in the range of $0.25 +/- $0.02.

2Q FY2014 Summary

Revenue for the second quarter of fiscal 2014 was $807 million, a 10 percent sequential increase from $734 million in the first quarter of fiscal 2014, ended May 4, 2013, and a 1 percent decrease from revenue of $816 million in the second quarter of fiscal 2013, ended July 28, 2012.

GAAP net income for the second quarter of fiscal 2014 was $62 million, or $0.12 per share (diluted), compared with GAAP net income of $53 million, or $0.11 per share (diluted), for the first quarter of fiscal 2014, and $93 million, or $0.16 per share (diluted), for the second quarter of fiscal 2013.

Non-GAAP net income was $118 million, or $0.23 per share (diluted), for the second quarter of fiscal 2014, compared with non-GAAP net income of $98 million, or $0.19 per share (diluted), for the first quarter of fiscal 2014, and $142 million, or $0.24 per share (diluted), for the second quarter of fiscal 2013.

“Our results in the second quarter were at the high-end of our guidance mainly due to better demand and share gains in our storage end market and strong double digit growth in our mobile and wireless end markets,” said Dr. Sehat Sutardja, Marvell’s Chairman and Chief Executive Officer. “Many of our customers are introducing new devices using our innovative solutions, which should drive continued success across all of our end markets. We expect growth to be driven by increased traction in areas such as mobile handsets, tablets, connectivity, smart home devices and SSDs.”

Marvell reports net income, basic and diluted net income per share, in accordance with U.S. generally accepted accounting principles (GAAP) and on a non-GAAP basis as outlined below. Reconciliations of GAAP net income to non-GAAP net income for the three months ended August 3, 2013, May 4, 2013 and July 28, 2012 appear in the financial statements below. Non-GAAP net income, where applicable, excludes the effect of stock-based compensation, amortization of acquired intangible assets, acquisition-related costs, restructuring costs, and certain one-time expenses and benefits.

GAAP gross margin for the second quarter of fiscal 2014 was 52.2 percent, compared to 54.3 percent for the first quarter of fiscal 2014 and 53.2 percent for the second quarter of fiscal 2013.

Non-GAAP gross margin for the second quarter of fiscal 2014 was 53 percent, compared to 54.6 percent for the first quarter of fiscal 2014 and 53.6 percent for the second quarter of fiscal 2013.

Shares used to compute GAAP net income per diluted share for the second quarter of fiscal 2014 were 501 million shares, compared with 505 million shares in the first quarter of fiscal 2014 and 570 million shares in the second quarter of fiscal 2013. Shares used to compute non-GAAP net income per diluted share for the second quarter of fiscal 2014 were 516 million shares, compared with 522 million shares for the first quarter of fiscal 2014 and 587 million shares for the second quarter of fiscal 2013. The decrease in shares used to compute both Marvell’s GAAP and non-GAAP net income per diluted share was primarily due to Marvell’s share repurchase program.

Cash flow from operations for the second quarter of fiscal 2014 was $86 million, compared to the $84 million reported in the first quarter of fiscal 2014 and the $189 million reported in the second quarter of fiscal 2013. Free cash flow for the second quarter of fiscal 2014 was $65 million, compared to the $53 million reported in the first quarter of fiscal 2014 and the $174 million reported in the second quarter of fiscal 2013. Free cash flow as presented above is defined as cash flow from operations, less capital expenditures and purchases of technology licenses reported under investing and financing activities in the consolidated statement of cash flows.

Under the share repurchase program, Marvell repurchased approximately 7.2 million shares for a total of $83 million in the second quarter of fiscal 2014. Over the past 12 quarters, Marvell has repurchased and retired approximately 211 million shares, or about 30 percent of its outstanding shares.

Marvell also paid a quarterly dividend of $0.06 per share on July 3, 2013 to all shareholders of record as of June 13, 2013. Marvell intends to pay its next quarterly dividend of $0.06 per share on October 3, 2013 to all shareholders of record as of September 12, 2013.

The payment of future quarterly cash dividends on Marvell’s common shares is subject to, among other things, the best interests of its shareholders, its results of operations, cash balances and future cash requirements, financial condition, statutory requirements of Bermuda law, and other factors that the board of directors may deem relevant.

Conference Call

Marvell will be conducting a conference call on Thursday, August 22, 2013 at 1:45 p.m. Pacific Time to discuss results for the second quarter of fiscal 2014. Interested parties may join the conference call by dialing 1-866-700-6293 or 1-617-213-8835, pass-code 40320337. The call will be webcast by Thomson Reuters and can be accessed at the Marvell Investor Relations website at http://investor.marvell.com/ with a replay available following the call until September 22, 2013.

Discussion of Non-GAAP Financial Measures

Non-GAAP financial measures exclude the effect of stock-based compensation expense, amortization of acquired intangible assets, acquisition-related costs, restructuring costs, and certain one-time expenses and benefits that are driven primarily by discrete events that management does not consider to be directly related to Marvell’s core operating performance. Non-GAAP net income per share is calculated by dividing non-GAAP net income by non-GAAP weighted average shares outstanding (diluted). For purposes of calculating non-GAAP net income per share, the GAAP weighted average shares outstanding (diluted) is adjusted to exclude the potential benefits of stock-based compensation expected to be incurred in future periods but not yet recognized in the financial statements. The expected compensation costs are treated as proceeds assumed to be used to repurchase shares under the GAAP treasury stock method and also include the dilutive/anti-dilutive effects of common stock options and restricted stock units.

Marvell believes that the presentation of non-GAAP financial measures provide important supplemental information to management and investors regarding financial and business trends relating to Marvell’s financial condition and results of operations. While Marvell uses non-GAAP financial measures as a tool to enhance its understanding of certain aspects of its financial performance, Marvell does not consider these measures to be a substitute for, or superior to, the information provided by GAAP financial measures. Consistent with this approach, Marvell believes that disclosing non-GAAP financial measures to the readers of its financial statements provides such readers with useful supplemental data that, while not a substitute for GAAP financial measures, allows for greater transparency in the review of its financial and operational performance. For further information regarding why Marvell believes that these non-GAAP measures provide useful information to investors, the specific manner in which management uses these measures, and some of the limitations associated with the use of these measures, please refer to Marvell’s Current Report on Form 8-K filed today with the SEC. The Form 8-K is available on the SEC’s website at www.sec.gov as well as on the Marvell website in the Investor Relations section at www.marvell.com.

Forward-Looking Statements under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements that involve risks and uncertainties, including Marvell’s: expectations and statements regarding: its financial outlook for the third quarter of fiscal 2014; its innovative solutions driving continued success across all of our end markets; increased traction in areas such as mobile handsets, tablets, connectivity, smart home devices and SSDs; its dividend program including the declaration of, timing of, funding of and quarterly amount of dividends; and its use of non-GAAP financial measures as important supplemental information. These statements are not guarantees of results and should not be considered as an indication of future activity or future performance. Actual events or results may differ materially from those described in this press release due to a number of risks and uncertainties, including, among others, Marvell’s reliance on a few customers for a significant portion of its revenue; costs and liabilities relating to current and future litigation; Marvell’s ability to develop and introduce new and enhanced products in a timely and cost effective manner and the adoption of those products in the market; uncertainty in the worldwide economic conditions; seasonality in sales of consumer devices in which our products are incorporated; Marvell’s ability to compete in products and prices in an intensely competitive industry; Marvell’s ability to recruit and retain skilled personnel; Marvell’s ability to generate cash flows; and other risks detailed in Marvell’s SEC filings from time to time. When Marvell files its Quarterly Report on Form 10-Q for the quarter ended August 3, 2013, the financial statements may differ from the results disclosed in this press release because judgments and estimates that management used in preparing the financial results reported in this press release may need to be updated to the date of the filing. For other factors that could cause Marvell’s results to vary from expectations, please see the risk factors identified in the Marvell’s latest Quarterly Report on Form 10-Q for the quarter ended May 4, 2013 as filed with the SEC, and other factors detailed from time to time in Marvell’s filings with the SEC. Marvell undertakes no obligation to revise or update publicly any forward-looking statements.

About Marvell

Marvell is a global leader in providing complete silicon solutions enabling the digital connected lifestyle. From mobile communications to storage, cloud infrastructure, digital entertainment and in-home content delivery, Marvell’s diverse product portfolio aligns complete platform designs with industry-leading performance, security, reliability and efficiency. At the core of the world's most powerful consumer, network and enterprise systems, Marvell empowers partners and their customers to always stand at the forefront of innovation, performance and mass appeal. By providing people around the world with mobility and ease of access to services adding value to their social, private and work lives, Marvell is committed to enhancing the human experience.

As used in this release, the term “Marvell” refers to Marvell Technology Group Ltd. and its subsidiaries. For more information please visit www.marvell.com.

Marvell® and the Marvell logo are registered trademarks of Marvell and/or its affiliates.

Marvell Technology Group Ltd.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended			Six Months Ended
	August 3,	May 4,	July 28,	August 3,	July 28,
	2013	2013	2012	2013	2012
Net revenue	$807,056	$734,369	$816,104	$1,541,425	$1,612,455
Cost of goods sold	386,059	335,438	381,839	721,497	748,161

Gross profit	420,997	398,931	434,265	819,928	864,294
Operating expenses:
Research and development	292,642	279,052	264,175	571,694	520,145
Selling and marketing	38,548	39,989	41,034	78,537	81,100
General and administrative	27,192	26,323	25,718	53,515	51,423
Amortization and write-off of acquired intangible assets	10,638	10,686	13,023	21,324	27,378

Total operating expenses	369,020	356,050	343,950	725,070	680,046

Operating income	51,977	42,881	90,315	94,858	184,248
Interest and other income, net	8,253	3,160	5,864	11,413	6,921

Income before income taxes	60,230	46,041	96,179	106,271	191,169
Provision (benefit) for income taxes	(1,596)	(7,168)	3,105	(8,764)	3,552

Net income	$61,826	$53,209	$93,074	$115,035	$187,617

Basic net income per share	$0.13	$0.11	$0.17	$0.23	$0.33

Diluted net income per share	$0.12	$0.11	$0.16	$0.23	$0.32

Shares used in computing basic earnings per share	494,293	502,180	562,362	498,237	571,193
Shares used in computing diluted earnings per share	500,625	505,387	570,325	503,006	582,532

Marvell Technology Group Ltd.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	August 3,	February 2,
	2013	2013
Assets
Current assets:
Cash, cash equivalents, and short-term investments	$1,726,198	$1,918,990
Accounts receivable, net	430,874	330,238
Inventories	335,320	250,420
Prepaid expenses and other current assets	66,238	85,698

Total current assets	2,558,630	2,585,346
Property and equipment, net	363,486	372,971
Long-term investments	16,299	16,769
Goodwill and acquired intangible assets, net	2,104,255	2,121,793
Other non-current assets	161,574	164,885

Total assets	$5,204,244	$5,261,764

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$355,164	$286,552
Accrued liabilities	242,953	261,186
Deferred income	75,465	60,150

Total current liabilities	673,582	607,888
Other non-current liabilities	138,152	169,281

Total liabilities	811,734	777,169

Shareholders’ equity:
Common stock	988	1,017
Additional paid-in capital	2,801,316	2,945,643
Accumulated other comprehensive income	(1,572)	1,148
Retained earnings	1,591,778	1,536,787

Total shareholders’ equity	4,392,510	4,484,595

Total liabilities and shareholders’ equity	$5,204,244	$5,261,764

Marvell Technology Group Ltd.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(in thousands)

	Three Months Ended		Six Months Ended
	August 3, 2013	July 28, 2012	August 3, 2013	July 28, 2012
Cash flows from operating activities:
Net income	$61,826	$93,074	$115,035	$187,617
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	25,697	21,285	50,663	42,484
Stock-based compensation	41,091	33,228	74,604	60,420
Amortization of acquired intangible assets	10,638	13,023	21,324	27,378
Other expense, net	1,816	2,272	4,339	5,175
Excess tax benefits from stock-based compensation	(25)	(3)	(32)	(44)
Changes in assets and liabilities:
Accounts receivable	(60,524)	26,610	(100,636)	16,491
Inventories	(64,170)	7,832	(84,293)	8,033
Prepaid expenses and other assets	12,503	11,393	19,305	15,635
Accounts payable	54,933	6,288	83,869	27,537
Accrued liabilities and other non-current liabilities	(13,013)	(4,204)	(33,094)	13,939
Accrued employee compensation	(471)	(24,033)	3,952	(24,681)
Deferred income	16,195	2,427	15,315	7,881

Net cash provided by operating activities	86,496	189,192	170,351	387,865
Cash flows from investing activities:
Purchases of available-for-sale securities	(164,631)	(225,255)	(471,469)	(646,907)
Sales and maturities of available-for-sale securities	162,909	322,532	498,680	881,309
Investments in privately-held companies	(750)	(750)	(750)	(5,750)
Cash paid for acquisitions, net	—	—	(2,551)	—
Purchases of technology licenses	(1,750)	(4,407)	(7,610)	(6,452)
Purchases of property and equipment	(18,981)	(10,830)	(39,061)	(29,734)

Net cash (used in) provided by investing activities	(23,203)	81,290	(22,761)	192,466
Cash flows from financing activities:
Repurchase of common stock (a)	(88,114)	(250,327)	(304,808)	(473,484)
Proceeds from employee stock plans	53,316	39,526	73,121	57,329
Minimum tax withholding paid on behalf of employees for net share settlement	(510)	(598)	(9,888)	(9,477)
Dividend payment to shareholders	(29,791)	(33,537)	(60,044)	(33,537)
Payment on technology license obligations	(984)	—	(6,301)	—
Excess tax benefits from stock-based compensation	25	3	32	44

Net cash used in financing activities	(66,058)	(244,933)	(307,888)	(459,125)

Net (decrease) increase in cash and cash equivalents	(2,765)	25,549	(160,298)	121,206

Cash and cash equivalents at beginning of period	594,420	880,559	751,953	784,902

Cash and cash equivalents at end of period	$591,655	$906,108	$591,655	$906,108

(a)	Marvell records all repurchases as well as investment purchases and sales, based on trade date in accordance with U.S. GAAP. Cash paid for repurchase of Marvell common shares includes a total of 7.1 million shares repurchased for $82.6 million in the second quarter of fiscal 2014, adjusted for repurchases made within the final three days of the current and previous quarters that are accrued but not yet paid due to the standard settlement period that normally takes up to three days.

Marvell Technology Group Ltd.

Reconciliations from GAAP to Non-GAAP

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended			Six Months Ended
	August 3,	May 4,	July 28,	August 3,	July 28,
	2013	2013	2012	2013	2012
GAAP net income	$61,826	$53,209	$93,074	$115,035	$187,617
Stock-based compensation	41,091	33,513	33,228	74,604	60,420
Amortization of acquired intangible assets	10,638	10,686	13,023	21,324	27,378
Acquisition-related costs (a)	(1,081)	465	1,577	(616)	4,033
Restructuring	178	228	859	406	974
Legal/Tax related matters (b)	5,228	—	250	5,228	250

Non-GAAP net income	$117,880	$98,101	$142,011	$215,981	$280,672

GAAP weighted average shares - diluted	500,625	505,387	570,325	503,006	582,532
Non-GAAP adjustment	15,021	17,094	16,302	16,058	13,558

Non-GAAP weighted average shares diluted (c)	515,646	522,481	586,627	519,064	596,090

GAAP diluted net income per share	$0.12	$0.11	$0.16	$0.23	$0.32

Non-GAAP diluted net income per share	$0.23	$0.19	$0.24	$0.42	$0.47

GAAP gross profit:	$420,997	$398,931	$434,265	$819,928	$864,294
Stock-based compensation	1,868	1,867	1,775	3,735	3,898
Acquisition-related costs (a)	—	—	1,054	—	2,983
Legal/Tax related matters (b)	4,728	—	—	4,728	—

Non-GAAP gross profit	$427,593	$400,798	$437,094	$828,391	$871,175

GAAP gross margin	52.2%	54.3%	53.2%	53.2%	53.6%
Stock-based compensation	0.2%	0.3%	0.2%	0.2%	0.2%
Acquisition-related costs (a)	—	—	0.2%	—	0.2%
Legal/Tax related matters (b)	0.6%	—	—	0.3%	—

Non-GAAP gross margin	53.0%	54.6%	53.6%	53.7%	54.0%

GAAP research and development:	$292,642	$279,052	$264,175	$571,694	$520,145
Stock-based compensation	(28,982)	(23,279)	(22,413)	(52,261)	(39,587)
Acquisition-related costs (a)	1,135	(400)	(466)	735	(908)
Restructuring	—	—	(42)	—	(44)

Non-GAAP research and development	$264,795	$255,373	$241,254	$520,168	$479,606

GAAP selling and marketing:	$38,548	$39,989	$41,034	$78,537	$81,100
Stock-based compensation	(3,648)	(3,392)	(3,458)	(7,040)	(6,494)
Acquisition-related costs (a)	(34)	(45)	(50)	(79)	(96)
Restructuring	—	—	(7)	—	—

Non-GAAP selling and marketing	$34,866	$36,552	$37,519	$71,418	$74,510

GAAP general and administrative:	$27,192	$26,323	$25,718	$53,515	$51,423
Stock-based compensation	(6,593)	(4,975)	(5,582)	(11,568)	(10,441)
Acquisition-related costs (a)	(20)	(20)	(7)	(40)	(46)
Restructuring	(178)	(228)	(810)	(406)	(930)
Legal/Tax related matters (b)	(500)	—	(250)	(500)	(250)

Non-GAAP general and administrative	$19,901	$21,100	$19,069	$41,001	$39,756

(a)	Acquisition-related costs include the step-up in fair value of acquired inventory that was sold during the period, the amortization of retention bonuses required by the terms of the acquisition and an adjustment for a contingent milestone which is not expected to be met.
(b)	Legal/Tax related matters during the three and six months ended August 3, 2013 includes estimated settlement fees related to ongoing litigation matters. The amounts recorded do not relate to Marvell's litigation with Carnegie Mellon University (CMU).
(c)	For purposes of calculating non-GAAP diluted net income per share, the GAAP diluted weighted average shares outstanding is adjusted to exclude the potential benefits of stock-based compensation costs expected to be incurred in future periods but not yet recognized in the financial statements.

Marvell Technology Group Ltd.

Reconciliations from GAAP to Non-GAAP Outlook

(Unaudited)

(In millions, except per share amounts)

Note : Amounts represent the midpoint of the expected range	Q3 FY2014 Outlook
GAAP gross margin	50.7%
Stock-based compensation, acquisition related costs, and other	0.3%

Non-GAAP gross margin	51.0%

Q3 FY2014 Outlook
GAAP operating expenses	$370
Stock-based compensation, acquisition-related costs, restructuring, amortization of intangible assets and other	(55)

Non-GAAP operating expenses	$315

Q3 FY2014 Outlook
GAAP diluted earnings per share	$0.15
Stock-based compensation, acquisition-related costs, restructuring, amortization of intangible assets and other	0.10

Non-GAAP earnings per share	$0.25